|	NEWS
		www.facebook.com/ford	www.twitter.com/ford

Best May Retail Sales in 10 Years Nets Records for Fusion, Escape, Lincoln MKZ; Best Explorer Sales Since July 2005

•	Ford Fusion and Ford Escape establish best-ever monthly sales records

•	Ford Explorer, America’s best-selling midsize utility, has its best sales month since 2005

•	Lincoln MKZ sets a new sales record for May; all-new Lincoln MKC now on sale

•	Total May U.S. sales up 3 percent with 254,084 vehicles sold; retail sales up 6 percent with 174,889 vehicles sold

DEARBORN, Mich., June 3, 2014 – Ford Motor Company U.S. sales totaled 254,084 vehicles in May, up 3 percent from a year ago. Retail sales set several model records with 174,889 vehicles sold - an increase of 6 percent.

“Fusion and Escape had their best months ever, which helped us to our strongest May result since May 2004,” said John Felice, Ford vice president, U.S. Marketing, Sales and Service. “Explorer continued to gain ground in the midsize utility segment with its best monthly sales performance in nearly 10 years, while Lincoln MKZ saw its best May ever.”

Ford Fusion set an all-time monthly record in May with sales of 33,881 vehicles. The West region of the U.S. continues to push Fusion sales higher, with a 42 percent increase – making it Fusion’s best-ever retail month for the region.

With 31,896 vehicle sales, Ford Escape also posts an all-time record, topping the 30,000-vehicle mark for the first time ever. Ford Explorer sales in May topped the 20,000-vehicle mark for the first time since July 2005 with sales of 20,346 vehicles, a 21 percent increase from last year. Escape and Explorer sales of 52,242 vehicles helped increase total utility vehicle sales by 9 percent – the best May performance since July 2005.

Lincoln sales are up 21 percent for May, with 8,845 vehicles sold. MKZ had its best May sales performance ever, breaking last year’s record with 3,714 cars sold. The all-new Lincoln MKC is now on sale – with 677 MKC vehicles sold during the final weekend of May.

# # #

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 183,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit www.corporate.ford.com.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.